Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Invesco Dynamic Credit Opportunity Fund of our report dated April 26, 2024, relating to the financial statements and financial highlights, which appears in Invesco Dynamic Credit Opportunity Fund’s Annual Report on Form N-CSR for the year ended February 29, 2024. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

June 26, 2024